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                                                                      Exhibit 99


CHROME ENERGY RECEIVES FINAL ARBITRAL AWARD BY CONSENT

MAINTAINS RIGHTS IN UPCOMING BIDDING ROUND FOR OFFSHORE WEST AFRICA OIL EXPLORATION

HOUSTON (July 8, 2002) - Environmental Remediation Holding Corporation ("ERHC"), doing business as Chrome Energy Corporation ("Chrome") (OTC BB: ERHC), an oil and gas exploration company focused on the Gulf of Guinea offshore West Africa, announced today that it has received the final Arbitral Award by Consent regarding the settlement reached by Chrome with The Democratic Republic of Sao Tome & Principe ("DRSTP") in May 2001. Chude Mba, president of Chrome, stated:
"Chrome is extremely pleased to have finally received the terms of the Memorandum of Agreement between ourselves and DRSTP awarded by the arbitrator. This is another major, and planned, step along the path that we started on in February last year and puts the Agreement into full force and effect. We, as do the rest of the world oil community, anxiously await the announcement by the Joint Development Commission of the details for the upcoming licensing round." The Memorandum of Agreement details rights granted to EHRC in the Joint Development Zone (JDZ) and the Exclusive Economic Zone (EEZ) offshore West Africa.
In December 1999, ERHC, applied to the International Chamber of Commerce to appoint an arbitrator to decide on relief it felt entitled to as a result of a disagreement between ERHC and DRSTP concerning the validity, life and efficacy of an agreement executed between ERHC and DRSTP on May 27, 1997. ERHC and DRSTP (the "Parties") reached an agreement, the Memorandum of Agreement, on May 21, 2001. (The full agreement was filed with the Securities and Exchange Commission on June 5, 2001 as an 8K event and is available for viewing through the SEC).

In the Memorandum of Agreement, there was a suspensive condition that the treaty between DRSTP and Nigeria for the joint development of petroleum and other resources enter into force. This treaty was ratified and entered into force on January 16, 2002.

The suspensive conditions enclosed in the Memorandum of Agreement having been fulfilled, the arbitrator, pursuant to the request for integration in the Memorandum of Understanding and article 37 of the UNCITRAL Arbitration Rules decided:

      a) To ratify as a legal valid document, the Agreement entered into between the Parties on May 21, 2001;

      b) To order both Parties to fully comply with the obligations agreed to in said Agreement;

      c) To terminate the present legal proceeding in accordance with the exact terms of the Agreement;

      d) To fix the arbitration costs and the sole arbitrator fees which have already been paid in full.


ABOUT CHROME

Environmental Remediation Holding Corporation, doing business as Chrome Energy Corporation ("Chrome") (OTCBB: ERHC) is a Houston-based publicly traded U.S. oil and gas company focused on oil and gas exploration in prospective undeveloped basins of West Africa.


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Chrome's initial goal is to maximize value arising from existing contractual rights in the Joint Development Zone (JDZ) of the Federal Republic of Nigeria and the Democratic Republic of Sao Tome & Principe (DRSTP), and the Exclusive Economic Zone (EEZ) of DRSTP. Chrome is also in a position to seek other growth options, including additional oil and gas interests within the JDZ and EEZ, elsewhere offshore the Gulf of Guinea, and in other parts of the West African region.

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CONTACT:    Ward Creative Communications

            Mickey Gentry
            (713) 869-0707

            Shelley Eastland
            (713) 468-5304


or
            John Coleman
            Chrome Energy Corporation
            (713) 626 4700
            WWW.EHRC.COM